Exhibit 11

                                              AEROFLEX INCORPORATED
                                                AND SUBSIDIARIES
                                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                           Six Months                Three Months
                                                        Ended December 31         Ended December 31,
                                                       1996         1995          1996         1995
                                                       ----         ----          ----         ----


COMPUTATION OF ADJUSTED NET INCOME:
  Net income for primary earnings
    per common share                                $ 1,544,000  $ 1,605,000     $  893,000   $  998,000
  Add:  Debenture interest and amortization
    expense, net of income taxes                        246,000      304,000        123,000      152,000
                                                    -----------  -----------     ----------   ----------
  Adjusted net income for fully diluted
    earnings per common share                       $ 1,790,000  $ 1,909,000     $1,016,000   $1,150,000
                                                    ===========  ===========     ==========   ==========
COMPUTATION OF ADJUSTED WEIGHTED AVERAGE
 SHARES OUTSTANDING:
  Weighted average shares outstanding                12,387,000   11,845,000     12,442,000   11,882,000
  Add:  Effect of options and warrants outstanding      889,000      826,000        706,000      744,000
                                                    -----------  -----------     ----------   ----------
  Weighted average shares and common share
    equivalents used for computation of primary
    earnings per common share                        13,276,000   12,671,000     13,148,000   12,626,000
  Add:  Effect of additional options and warrants
    outstanding for fully diluted computation            70,000       11,000        139,000        -
  Add:  Shares assumed to be issued upon
    conversion of debentures                          1,774,000    1,777,000      1,774,000    1,776,000
                                                    -----------  -----------     ----------   ----------
  Weighted average shares and common share
    equivalents used for computation of fully
    diluted earnings per common share                15,120,000   14,459,000     15,061,000   14,402,000
                                                    ===========  ===========    ===========  ===========
NET INCOME PER COMMON SHARE AND COMMON
 SHARE EQUIVALENT:
  Primary                                               $ .12       $ .13          $ .07        $ .08
                                                        =====       =====          =====        =====
  Fully Diluted                                         $ .12       $ .13          $ .07        $ .08
                                                        =====       =====          =====        =====
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